Exhibit 99.1

Contact: Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Fiscal 2013 Second Quarter Results

•                  Consolidated net sales of $898.2 million, up 1.0%

•                  Same store sales decline of 0.8% vs. growth of 9.1% in 2Q12

•                  Gross margin expansion of 40 bps to reach 49.5%

•                  2Q13 net earnings of $64.9 million with earnings per share of $0.36

•                  Repurchased $191.4 million, or 7.0 million shares of stock in 2Q13

DENTON, Texas, May 2, 2013 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fiscal 2013 second quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“Our fundamental businesses drivers are solid and we executed well on our operating initiatives in the second quarter” stated Gary Winterhalter, Chairman, President and Chief Executive Officer. “Our financial performance reflects the difficult comparisons against record growth in certain product categories in the prior year and lower traffic driven in part by two fewer days compared to the prior year quarter.  We are optimistic that same store sales growth in the second half of fiscal year 2013 will be 3% to 4%, resulting in full year growth of 2.0% to 2.5%.  We are pleased with our capability to drive shareholder value via our stock buy back initiatives.  From May 2012 through March 2013, we have purchased 19.6 million shares spending over half-a-billion dollars; as of March 31st, we had $653 million remaining on our current authorization.”

FISCAL 2013 SECOND QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2013 second quarter, consolidated net sales were $898.2 million, an increase of 1.0% from the fiscal 2012 second quarter.  Fiscal 2013 second quarter sales increase is attributed to the addition of new stores offset by softness in same store sales.  The impact from changes in foreign currency exchange rates in the fiscal 2013 second quarter was not material.  Consolidated same store sales declined in the fiscal 2013 second quarter by 0.8% compared to record growth of 9.1% in the fiscal 2012 second quarter.  Same store sales growth was negatively impacted by lower traffic driven in part by two fewer days in the quarter compared to fiscal 2012 second quarter and difficult comparisons against strong growth in certain product categories in the Sally Beauty U.S. business.

Gross Profit:  Consolidated gross profit for the fiscal 2013 second quarter was $444.5 million, an increase of 1.8% over gross profit of $436.8 million for the fiscal 2012 second quarter.  Gross profit as a percentage of sales was 49.5%, a 40 basis point improvement from the fiscal 2012 second quarter.

Selling, General and Administrative Expenses:  For the fiscal 2013 second quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $299.4 million, or 33.3% of sales, an 80 basis point increase from the fiscal 2012 second quarter metric of 32.5% of sales and total SG&A expenses of $289.2 million.  Fiscal 2013 second quarter SG&A expenses increased 3.5% or $10.2 million primarily due to expenses associated with the opening of new stores, higher advertising expenses in Sally Beauty Supply, the U.K. warehouse initiative, the Sally Beauty Supply point-of-sale system conversion and the implementation of our European ERP system.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on schedule B.

Interest Expense: Interest expense for the fiscal 2013 second quarter was $26.8 million, up $4.4 million from the fiscal 2012 second quarter of $22.4 million.

Provision for Income Taxes:  Income taxes were $36.2 million for the fiscal 2013 second quarter versus $41.5 million in the fiscal 2012 second quarter.  The Company’s effective tax rate in the fiscal 2013 second quarter was 35.8% versus 38.0% in the fiscal 2012 second quarter.

Net Earnings and Diluted Net Earnings per Share (EPS): In the fiscal 2013 second quarter, net earnings were $64.9 million, a decrease of 4.3% over fiscal 2012 second quarter net earnings of $67.8 million.  Diluted earnings per share in the fiscal 2013 second quarter were $0.36, growth of 2.9% when compared to diluted earnings per share of $0.35 in the fiscal 2012 second quarter.

Adjusted (Non-GAAP) EBITDA(1): Adjusted EBITDA for the fiscal 2013 second quarter was $148.3 million, a decrease of 1.5% from $150.5 million in the fiscal 2012 second quarter.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of March 31, 2013, were $62.3 million.  The Company’s ended the fiscal 2013 second quarter with $22.5 million of loans outstanding on its asset-based loan (ABL) revolving credit facility.  The Company’s debt, excluding capital leases, totaled $1.63 billion as of March 31, 2013.

For the first six months of fiscal 2013, the Company’s capital expenditures totaled $43.1 million.  Capital expenditures for the fiscal year 2013 are projected to be in the range of $85 million to $90 million, excluding acquisitions.

Working capital (current assets less current liabilities) decreased $163.1 million to $523.4 million at March 31, 2013 compared to $686.5 million at September 30, 2012. The ratio of current assets to current liabilities was 2.13 to 1.00 at March 31, 2013 compared to 2.44 to 1.00 at September 30, 2012.

Inventory as of March 31, 2013 was $752.7 million, an increase of $63.4 million or growth of 9.2% from March 31, 2012 inventory.  This increase is primarily due to additional inventory from recent softness in same store sales for the Sally Beauty U.S. business, the ramp-up of inventory for the new U.K. warehouse, and net new store openings.

During the three months ended March 31, 2013, the Company repurchased (and subsequently retired) a total of 7.0 million shares of its common stock at an aggregate cost of $191.4 million.  As of March 31, 2013, the Company has approximately $653.0 million remaining under the $700 million authorization announced on March 5. 2013.

•                  From the period of January 1, 2013 through March 4, 2013, the Company repurchased 5.4 million shares at an aggregate cost of $144.5 million under its $300 million repurchase program announced in August 2012.

•                  From the period of March 5, 2013 through March 31, 2013, the Company repurchased 1.6 million shares of its common stock under the new $700 million 2013 Share Repurchase Program at an aggregate cost of $46.9 million.

Business Segment Results:

Sally Beauty Supply

Fiscal 2013 Second Quarter Results for Sally Beauty Supply

•                  Sales of $556.0 million, up 0.4% from $554.0 million in the fiscal 2012 second quarter.  Sales growth is attributed to net new store openings and was partially offset by softness in same store sales growth.

•                  Same store sales declined by 1.6% when compared to record growth of 9.3% in the fiscal 2012 second quarter.  Same store sales growth in the fiscal 2013 second quarter was negatively impacted by lower traffic driven in part by two fewer sales days in the quarter compared to fiscal 2012 second quarter and difficult comparisons against record growth in certain categories in the prior year.

•                  Gross margin of 54.5%, a 30 basis point improvement from 54.2% in the fiscal 2012 second quarter.

•                  Segment earnings of $106.0 million, down 4.8% from $111.3 million in the fiscal 2012 second quarter.

•                  Segment operating margins were 19.1% of sales, a decline of 100 bps from 20.1% in the fiscal 2012 second quarter.

•                  Net store base increased by 129 over the fiscal 2012 second quarter for total store count of 3,357.

Sales growth in the fiscal 2013 second quarter is attributed to net new store openings and was partially offset by softness in same store sales growth. Same store sales growth in the fiscal 2013 second quarter was negatively impacted by lower traffic driven in part by two fewer sales days in the quarter compared to fiscal 2012 second quarter and difficult comparisons against record growth in certain product categories in the prior year.  Gross profit margin expansion of 30 basis points resulted from a shift in product and customer mix and low-cost sourcing initiatives.  Segment operating earnings and margin were negatively impacted by softer sales growth than the prior year quarter.

Beauty Systems Group

Fiscal 2013 Second Quarter Results for Beauty Systems Group

•                  Sales of $342.3 million, up 2.1% from $335.3 million in the fiscal 2012 second quarter.

•                  Same store sales growth of 1.3% versus record growth of 8.7% in the fiscal 2012 second quarter. Same store sales growth in the fiscal 2013 second quarter was negatively impacted by lower traffic driven in part by two fewer sales days in the quarter compared to fiscal 2012 second quarter.

•                  Gross margin of 41.3%, a 50 basis point improvement from 40.8% in the fiscal 2012 second quarter.

•                  Segment earnings of $49.8 million, up 9.3% from $45.6 million in the fiscal 2012 second quarter.

•                  Segment operating margins increased by 100 basis points to 14.6% of sales from 13.6% in the fiscal 2012 second quarter.

•                  Net store count was 1,201, an increase of 37 stores over the fiscal 2012 second quarter.

•                  Total BSG distributor sales consultants at the end of the fiscal 2013 second quarter were 994 versus 1,113 at the end of the fiscal 2012 second quarter.

Sales growth in the fiscal 2013 second quarter was driven by same store sales growth and net new stores, but partially offset by the loss of two sales days versus the fiscal 2012 second quarter.  Segment operating earnings and margin growth is primarily due to improvement in gross margin and SG&A leverage.

(1)A detailed table reconciling 2013 and 2012 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-288-8976 (International:  612-332-0228).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) May 2, 2013 through May 16, 2013 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 291272.  Also, a website replay will be available on investor.sallybeautyholdings.com.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.5 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 4,500 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our franchise-based business; the success of our Internet-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of the health of the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; severe weather, natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; and the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2012, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2013	2012	% CHG	2013	2012	% CHG

Net sales	$898,239	$889,281	1.0%	$1,803,680	$1,754,096	2.8%
Cost of products sold and distribution expenses	453,785	452,495	0.3%	914,858	895,453	2.2%
Gross profit	444,454	436,786	1.8%	888,822	858,643	3.5%
Selling, general and administrative expenses (1)	299,370	289,189	3.5%	605,059	582,203	3.9%
Depreciation and amortization	17,247	15,940	8.2%	34,055	31,493	8.1%

Operating earnings	127,837	131,657	-2.9%	249,708	244,947	1.9%
Interest expense (2)	26,779	22,355	19.8%	53,503	86,316	-38.0%
Earnings before provision for income taxes	101,058	109,302	-7.5%	196,205	158,631	23.7%
Provision for income taxes	36,169	41,489	-12.8%	72,332	60,684	19.2%
Net earnings	$64,889	$67,813	-4.3%	$123,873	$97,947	26.5%

Earnings per share:
Basic	$0.37	$0.36	2.8%	$0.70	$0.53	32.1%
Diluted	$0.36	$0.35	2.9%	$0.69	$0.51	35.3%

Weighted average shares:
Basic	173,461	186,335		175,930	185,514
Diluted	178,389	191,684		180,743	190,662

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	54.5%	54.2%	30	54.5%	54.0%	50
BSG Segment Gross Profit Margin	41.3%	40.8%	50	40.9%	40.6%	30
Consolidated Gross Profit Margin	49.5%	49.1%	40	49.3%	49.0%	30
Selling, general and administrative expenses	33.3%	32.5%	80	33.5%	33.2%	30
Consolidated Operating Profit Margin	14.2%	14.8%	(60)	13.8%	14.0%	(20)
Net Earnings Margin	7.2%	7.6%	(40)	6.9%	5.6%	130

Effective Tax Rate	35.8%	38.0%	(220)	36.9%	38.3%	(140)

(1)    Selling, general and administrative expenses include share-based compensation of $3.3 million and $2.9 million for the three months ended March 31, 2013 and 2012; and $12.3 million and $11.0 million for the six months ended March 31, 2013 and 2012, respectively.

(2)    For the six months ended March 31, 2012, interest expense includes a loss on extinguishment of debt of $34.6 million in connection with the Company’s December 2011 redemption of its senior notes due 2014 and senior subordinated notes due 2016 with the proceeds of the Company’s senior notes due 2019 issued in November 2011.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2013	2012	% CHG	2013	2012	% CHG
Net sales:
Sally Beauty Supply	$555,977	$553,973	0.4%	$1,114,793	$1,090,331	2.2%
Beauty Systems Group	342,262	335,308	2.1%	688,887	663,765	3.8%
Total net sales	$898,239	$889,281	1.0%	$1,803,680	$1,754,096	2.8%

Operating earnings:
Sally Beauty Supply	$105,956	$111,334	-4.8%	$212,043	$212,400	-0.2%
Beauty Systems Group	49,821	45,597	9.3%	98,573	88,924	10.9%
Segment operating earnings	$155,777	$156,931	-0.7%	$310,616	$301,324	3.1%

Unallocated corporate expenses (1)	(24,678)	(22,329)	10.5%	(48,595)	(45,401)	7.0%
Share-based compensation	(3,262)	(2,945)	10.8%	(12,313)	(10,976)	12.2%
Interest expense (2)	(26,779)	(22,355)	19.8%	(53,503)	(86,316)	-38.0%
Earnings before provision for income taxes	$101,058	$109,302	-7.5%	$196,205	$158,631	23.7%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	19.1%	20.1%	(100)	19.0%	19.5%	(50)
Beauty Systems Group	14.6%	13.6%	100	14.3%	13.4%	90
Consolidated operating profit margin	14.2%	14.8%	(60)	13.8%	14.0%	(20)

(1)         Unallocated expenses consist of corporate and shared costs.

(2)         For the six months ended March 31, 2012, interest expense includes a loss on extinguishment of debt of $34.6 million in connection with the Company’s December 2011 redemption of its senior notes due 2014 and senior subordinated notes due 2016 with the proceeds of the Company’s senior notes due 2019 issued in November 2011.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2013	2012	% CHG	2013	2012	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$64,889	$67,813	-4.3%	$123,873	$97,947	26.5%
Add:
Depreciation and amortization	17,247	15,940	8.2%	34,055	31,493	8.1%
Share-based compensation (1)	3,262	2,945	10.8%	12,313	10,976	12.2%
Interest expense (2)(3)	26,779	22,355	19.8%	53,503	86,316	-38.0%
Provision for income taxes	36,169	41,489	-12.8%	72,332	60,684	19.2%
Adjusted EBITDA (Non-GAAP)	$148,346	$150,542	-1.5%	$296,076	$287,416	3.0%

Net earnings (per GAAP)	$64,889	$67,813		$123,873	$97,947
Add (Less):
Loss on extinguishment of debt (2)	—	—		—	34,558
Interest expense on redeemed debt (3)	—	—		—	5,149
Amortization of deferred financing costs	—	—		—	229
Tax provision for the adjustments to net earnings (4)	—	—		—	(14,377)
Adjusted net earnings, excluding non-recurring items (Non-GAAP)	$64,889	$67,813	-4.3%	$123,873	$123,506	0.3%

Adjusted earnings per share (Non-GAAP):
Basic	$0.37	$0.36	2.8%	$0.70	$0.67	4.5%
Diluted	$0.36	$0.35	2.9%	$0.69	$0.65	6.2%

Weighted average shares:
Basic	173,461	186,335		175,930	185,514
Diluted	178,389	191,684		180,743	190,662

(1)         Share-based compensation for the six months ended March 31, 2013 and 2012 includes $5.9 million and $5.3 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)         For the six months ended March 31, 2012, interest expense includes $34.6 million in connection with the Company’s December 2011 redemption of its senior notes due 2014 and senior subordinated notes due 2016, with the proceeds of the Company’s senior notes due 2019 issued on November 8, 2011. This amount includes a premium paid to redeem the senior notes and the senior subordinated notes, as well as unamortized deferred financing costs expensed in connection with the redeemed notes.

(3)         For the six months ended March 31, 2012, interest expense includes interest on the senior notes and senior subordinated notes after November 8, 2011 and until their redemption of $5.1 million, as well as interest on the Company’s senior notes due 2019 issued on that date. This pro-forma adjustment assumes the senior notes and senior subordinated notes were redeemed on November 8, 2011.

(4)        The tax provision for the adjustments to net earnings were calculated using an estimated effective tax rate of 36.0%.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of March 31,
	2013	2012	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,331	3,204	127
Franchise stores	26	24	2
Total Sally Beauty Supply	3,357	3,228	129
Beauty Systems Group:
Company-operated stores	1,042	1,006	36
Franchise stores	159	158	1
Total Beauty System Group	1,201	1,164	37
Total	4,558	4,392	166

BSG distributor sales consultants (end of period) (1)	994	1,113	(119)

	2013	2012	Basis Pt Chg
Second quarter company-operated same store sales growth (decline) (2)
Sally Beauty Supply	-1.6%	9.3%	(1,090)
Beauty Systems Group	1.3%	8.7%	(740)
Consolidated	-0.8%	9.1%	(990)

			Basis Pt Chg
Six months ended March 31 company-operated same store sales growth (2)
Sally Beauty Supply	0.0%	8.7%	(870)
Beauty Systems Group	3.4%	6.9%	(350)
Consolidated	1.0%	8.1%	(710)

(1)         Includes 320 and 414 distributor sales consultants as reported by our franchisees at March 31, 2013 and 2012, respectively.

(2)         Same stores are defined as company-operated stores that have been open for 14 months or longer as of the last day of a month. Our same store sales calculation includes internet-based sales for the periods presented and the impact of store expansions, but does not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	March 31, 2013	September 30, 2012
Financial condition information (at period end):
Working capital	$523,401	$686,519
Cash and cash equivalents	62,256	240,220
Property and equipment, net	216,903	202,661
Total assets	1,892,069	2,065,800
Total debt, including capital leases	1,638,368	1,617,230
Total stockholders’ (deficit) equity	$(280,509)	$(115,085)

	As of
	March 31, 2013	Interest Rates
Debt position excluding capital leases (at period end):
Revolving ABL facility	$22,500	(i) Prime + 1.25-1.75% or (ii) LIBOR + 2.25-2.75%

Senior notes due 2019	750,000	6.875%

Senior notes due 2022 (1)	858,845	5.750%

Other (2)	1,886	4.93% to 5.79%
Total debt	$1,633,231

Debt maturities, excluding capital leases
Twelve months ending March 31,
2014	$23,713
2015	643
2016	30
2017-2019	—
Thereafter (1)	1,608,845
Total debt	$1,633,231

(1)         Amount, at March 31, 2013, includes unamortized premium of $8.8 million related to notes in an aggregate principal amount of $150.0 million issued in September 2012. The 5.75% interest rate relates to notes in an aggregate principal amount of $850.0 million.

(2)         Represents pre-acquisition debt of businesses acquired.